April 12, 2005

Medical Staffing Solutions, Inc.
8150 Leesburg Pike, Suite 1200
Vienna, Virginia  22182

Ladies and Gentlemen:

      We have acted as your counsel in connection with the Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "1933 Act") for the registration of 102,000,000 shares of common stock, par value $0.001 per share, of Medical Staffing Solutions, Inc., a Nevada corporation (the "Company"). The Registration Statement includes for registration 100,000,000 shares of Common Stock to be issued under a Standby Equity Distribution Agreement (the "Equity Shares") and 1,000,000 shares of Common Stock issued in exchange for consulting services (the "Consulting Shares") and 1,000,000 shares of Common Stock to be issued in exchange for consulting services (the "Escrowed Shares"). The Equity Shares, the Consulting Shares and the Escrowed Shares shall be referred to collectively as the "Shares".

      You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company's articles of incorporation, as amended, and bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and have also made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions

      This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

      Based upon and subject to the foregoing, it is our opinion that the Equity Shares and the Escrowed Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus included in the Registration Statement, will be validly issued, fully paid, and nonassessable, and that the Consulting Shares previously issued by the Company were duly authorized for issuance, validly issued, fully paid and nonassessable when issued.

      We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption "Legal Matters". In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations under such act.

                                                     Very truly yours,


                                                     Burton, Bartlett & Glogovac